UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 14, 2005

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

As discussed below, on April 14, 2005, the Board of Directors of Fannie Mae (formally, the Federal National Mortgage Association) elected Greg C. Smith to join Fannie Mae's Board of Directors.

In accordance with Fannie Mae's non-management director compensation practices, Mr. Smith will be paid a retainer at a rate of $35,000 per year, plus $1,500 for attendance at each Board or Board committee meeting. Mr. Smith received upon the start of his Board service a total of 1,612 shares of restricted stock and options to purchase 666 shares of Fannie Mae common stock.

Mr. Smith's options have an exercise price of $54.37 per share, which was the fair market value of Fannie Mae's common stock on the date of grant. The options vest over four years in equal annual installments beginning on the first anniversary of the date of grant, subject to accelerated vesting upon Mr. Smith's departure from the Board of Directors. The options will expire 10 years after the date of grant unless Mr. Smith departs from the Board of Directors. In that case, the options will expire on the earlier of one year following Mr. Smith's departure from the Board of Directors and the original expiration date.

Under the terms of the grants, Mr. Smith's shares of restricted stock are scheduled to vest on the day before each annual meeting at the rate of: 137 shares before the next annual meeting; 825 shares before the following annual meeting; and 650 shares before the next following annual meeting. These shares cannot be sold until they vest, and vesting is contingent on Mr. Smith's service on Fannie Mae's Board at the time of vesting, subject to accelerated vesting upon departure from the Board due to death, disability, or not being renominated after age 70.

As a holder of restricted stock, Mr. Smith will have all of the rights and privileges of a shareholder as to the restricted stock, other than the ability to sell or otherwise transfer it, including the right to receive dividends declared with respect to the stock and the right to provide instructions on how to vote the stock.

Pursuant to Fannie Mae's customary practice, Fannie Mae plans to enter into an Indemnification Agreement with Mr. Smith, the form of which has been filed with the SEC. Mr. Smith will also be eligible to participate in the Fannie Mae Director's Charitable Award Program, pursuant to which Fannie Mae will donate up to a maximum of $1,000,000 in $100,000 increments to up to five charitable organizations or educational institutions of the director's choice upon the death of a director.

Item 1.02. Termination of a Material Definitive Agreement.

On April 14, 2005, Thomas E. Donilon, Fannie Mae’s Executive Vice President, Law & Policy and Secretary, informed the company of his resignation of employment with Fannie Mae to be effective on or before April 30, 2005.

Mr. Donilon will not receive any termination or severance benefits other than those benefits generally available under Fannie Mae’s plans. In accordance with the terms of these plans, Mr. Donilon, who is an executive officer of Fannie Mae, is entitled to receive the compensation and benefits described below.

· Stock options. As of April 19, 2005, Mr. Donilon held vested and exercisable options to purchase a total of 186,772 shares of common stock at exercise prices ranging from $62.50 to $80.95 per share. Based on the closing price of Fannie Mae’s common stock on April 19, 2005 of $53.79, the exercise prices of these options exceed the market price of the underlying shares. Under the terms of Mr. Donilon’s stock option grants, Mr. Donilon will have three months following the date of his termination of employment to exercise his vested options.

· Performance Share Payouts. As a member of Fannie Mae’s senior management, Mr. Donilon has received annual awards entitling him to receive shares of common stock in amounts based upon and subject to Fannie Mae's meeting corporate performance objectives over three-year periods. Generally, the Compensation Committee of Fannie Mae’s Board determines in January of the year following completion of the cycle the number of shares of common stock each awardee is entitled to receive, and the shares are paid out to current executives in two annual installments. For the performance cycle completed in 2003, Mr. Donilon was determined in January 2004 to be entitled to receive 23,850 shares, of which he received his first payment of 11,925 shares in January 2004 and was scheduled to receive the balance in January 2005. For the performance cycle concluding in 2004, Mr. Donilon was granted an award that would result in his receipt of 19,431 shares if the target goals were met and he remained employed by Fannie Mae through the time of the scheduled payouts. If the targets were not met, he would still receive shares, in a proportionally reduced amount, so long as the target was at least 40% met. If the targets were exceeded, the number of shares would be proportionally increased, but not above 150%. As announced by Fannie Mae in a Form 8-K filed on January 21, 2005, Fannie Mae’s Board and Compensation Committee have determined to defer consideration of and payment of unpaid performance shares for the cycles completed on December 31, 2003 and 2004 until reliable financial data for the relevant periods are available.

· Pension plans. Under Fannie Mae’s pension plans, estimated monthly payments of approximately $11,669 will be payable during the lives of Mr. Donilon and his surviving spouse commencing when he reaches age 55.

· Retirement savings plan. Mr. Donilon has accumulated benefits in the company’s Employee Stock Ownership Plan (ESOP) and the company’s retirement savings plan (a 401(k) plan), including vested company contributions, to which he is entitled in accordance with the terms of those plans.

· As a result of Mr. Donilon's termination, all unvested stock options and shares of restricted stock will be forfeited. Mr. Donilon also will forfeit 50% of the shares he would otherwise be entitled to receive for the performance cycle completed on December 31, 2004 and will not be eligible to receive shares for any performance cycles that have not yet concluded.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 14, 2005, the Board of Directors of Fannie Mae elected Greg C. Smith to join the Board effective Monday, April 18, 2005. The Board also appointed Mr. Smith to the Board’s Audit and Compensation Committees.

Mr. Smith is the Executive Vice President and President, The Americas, of Ford Motor Company ("Ford"), a position he has held since April 2004. Mr. Smith has held several positions at Ford including serving as the Group Vice President, Ford, and Chairman and Chief Executive Officer of Ford Motor Credit Company ("Ford Credit"), an indirect, wholly-owned subsidiary of Ford, from 2002 to 2004. He also served as the Vice President and Chief Operating Officer of Ford Credit from 2001 to 2002, and President, Ford Credit North America from 1997 to 2001. Mr. Smith is also a director of The Hertz Corporation, an indirect, wholly-owned subsidiary of Ford.

Item 7.01. Regulation FD Disclosure.

On April 19, 2005, Fannie Mae announced that its Board of Directors approved dividends on the company's common stock and preferred stock. The announcement, a copy of which is furnished as Exhibit 99.1 to this report, is incorporated herein by reference.

On April 20, 2005, Fannie Mae released testimony by Daniel H. Mudd, the company’s Vice Chairman and Interim Chief Executive Officer, submitted to the US Senate Committee on Banking, Housing, and Urban Affairs. His testimony, a copy of which is furnished as Exhibit 99.2 to this report, is incorporated herein by reference.

The information in this item, including the exhibits submitted herewith, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any disclosure document of Fannie Mae, except as shall be expressly set forth by specific reference in such document.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The exhibit index filed herewith is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

April 20, 2005	By:	/s/ Ann M. Kappler

Name: Ann M. Kappler
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	April 19, 2005 news release regarding common and preferred stock dividends
99.2	April 20, 2005 Testimony by Daniel H. Mudd submitted to the US Senate Committee on Banking, Housing, and Urban Affairs